Exhibit 11(b)
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information constituting part of Post-Effective Amendment No. 29 to the Registration Statement on Form N-1A of Fidelity Newbury Street Trust (formerly Daily Tax-Exempt Money Fund): Tax-Exempt Fund (formerly Daily Tax-Exempt Money Fund) of our report dated December 10, 1996 on the financial statements and financial highlights included in the October 31, 1996 Annual Report to Shareholders of Daily Tax-Exempt Money Fund (currently known as Tax-Exempt Fund).
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information.
/s/PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
Boston, Massachusetts
May 23, 1997